Exhibit 5.2

April 14, 2021

CoreCivic, Inc.
5501 Virginia Way
Brentwood, Tennessee 37027

Re:          CoreCivic, Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to CoreCivic, Inc., a Maryland corporation (the “Company”), CCA South Texas, LLC, a Maryland limited liability company (“CCA South Texas”), CoreCivic Government Solutions, LLC, a Maryland limited liability company (“CC Government Solutions”), CoreCivic of Tallahassee, LLC, a Maryland limited liability company (“CC Tallahassee”), and CoreCivic TRS, LLC, a Maryland limited liability company (together with CCA South Texas, CC Government Solutions and CC Tallahassee, the “Maryland Subsidiary Guarantors”), in connection with the issuance and sale by the Company of $450,000,000 aggregate principal amount of its 8.25% Senior Notes due 2026 (the “Notes”) to be guaranteed on a senior unsecured basis by certain subsidiaries of the Company (including the Maryland Subsidiary Guarantors, the “Guarantors”), pursuant to the prospectus supplement dated April 7, 2021 (the “Prospectus Supplement”), supplementing the prospectus dated April 6, 2021 (together with the Prospectus Supplement, the “Prospectus”) that forms a part of the Company’s registration statement on Form S-3 (Reg. No. 333-255070), the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 6, 2021.

The Notes will be issued pursuant to the Indenture, dated as of September 25, 2015 (the “Base Indenture”), between the Company and Regions Bank, as successor to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of April 14, 2021, (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee.

In our capacity as special Maryland counsel to the Company and the Maryland Subsidiary Guarantors and for the purposes of the opinions expressed herein, we have reviewed such corporate records, certificates and documents as we considered necessary for the purposes of the opinions expressed herein.

CoreCivic, Inc. April 14, 2021 Page 2
Based on the foregoing and subject to the assumptions and qualifications herein set forth, it is our opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The Company has the corporate power to execute, deliver and perform its obligations under the Indenture and the Notes and to issue the Notes.

3.	The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder, including issuance of the Notes, have been duly authorized by the Company.

4.	Each Maryland Subsidiary Guarantor is validly existing as a limited liability company in good standing under the laws of the State of Maryland.

5.	Each Maryland Subsidiary Guarantor has the limited liability company power to execute, deliver and perform its obligations under the Supplemental Indenture, including its guarantee of the Notes.

6.
The execution and delivery by each Maryland Subsidiary Guarantor of the Supplemental Indenture and the performance of its obligations thereunder, including guaranteeing the Notes in accordance with the provisions of the Indenture, have been duly authorized by the Maryland Subsidiary Guarantors.

In expressing the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so and (v) all public records reviewed by us or on our behalf are accurate and complete.

We have relied as to factual matters on information obtained from public officials and officers or representatives of the Company and the Maryland Subsidiary Guarantors.  In giving our opinions set forth in numbered opinion paragraphs 1 and 4 above, our opinions are based solely on good standing certificates issued by the State Department of Assessments and Taxation of the State of Maryland on April 12, 2021, with respect to the Company and each of the Maryland Subsidiary Guarantors.

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We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland.  The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and to the filing of this letter as an exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal